Exhibit 3.3

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 11:30 AM 12/16/1998
981485559 – 2228071

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

DFG HOLDINGS, INC.

DFG HOLDINGS, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware and a successor to Monetary Management Holdings, Inc., hereby certifies that:

1.             The present name of the Corporation is DFG HOLDINGS, INC. The Corporation was originally incorporated under the name Monetary Management Holdings, Inc.

2.             The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 17, 1990, and was subsequently amended and restated on June 30, 1994 and amended on August 5, 1996.

3.             This Amended and Restated Certificate of Incorporation has been duly adopted pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware by written consent of the holders of the outstanding stock entitled to vote thereon in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware and restates and integrates and further amends the provisions of the Certificate of Incorporation of the Corporation as currently in effect.

4.             The text of the Certificate of Incorporation as currently in effect is hereby restated and further amended to read in its entirety as follows:

FIRST:  The name of the Corporation is:

DFG HOLDINGS, INC.

SECOND:  The address of the Corporation’s registered office in the State of Delaware is 1013 Centre Road, Wilmington, County of New Castle, Delaware 19805.  The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

THIRD:  The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as the same may be amended from time to time.

FOURTH:  The total number of shares of all classes of stock which the Corporation shall have authority to issue is 100,000 shares, $.001 par value, of which 50,000 shares shall be Class A Common Stock, $.001 par value, and 50,000 shares shall be Class B Common Stock, $.001 par value. Each share of Class A Common Stock and Class B Common Stock shall have one vote per share on all matters on which stockholders of the Corporation are entitled to vote. The shares of Class A Common Stock and Class B Common Stock shall have identical rights with respect to dividends and upon any liquidation, dissolution or winding up of the Corporation. The 31,566.78 outstanding shares of the Corporation’s Common Stock, $.001 par value, issued and outstanding immediately prior to the filing of this Amended and Restated Certificate of Incorporation (the “Old Shares”) are being changed and reclassified into (i) 118.73 shares of the Corporation’s Class A Common Stock and (ii) 31,448.05 shares of the Corporation’s Class B Common Stock, to be allocated in accordance with the agreement of each holder of Old Shares made in connection with the execution and delivery by each holder of an Agreement and Plan of Merger, dated as of November 13, 1998, among the Corporation, DFG Acquisition, Inc. and other parties named therein, upon such filing and without further action by the Corporation or the holders thereof.

FIFTH:  In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, make, alter, amend or repeal the by-laws of the Corporation.

SIXTH:  The election of directors need not be by written ballot.

SEVENTH:  Indemnification.

(a)           Right to Indemnification.  Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer or trustee of another Corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis for such Proceeding is alleged action or inaction in an official capacity as a director, officer or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists as of the date hereof or as may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law or permitted the Corporation to provide both prior to such amendment and as of the date hereof), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer or trustee and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred in this ARTICLE SEVENTH shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in connection with any such Proceeding in advance of its final disposition; provided, however, that, if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a Proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf or such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this ARTICLE SEVENTH or otherwise. The Corporation may, by action of the Board, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors, officers and trustees.

(b)           Right of Claimant to Bring Suit.  If a claim under paragraph (a) of this ARTICLE SEVENTH is not paid in full by the Corporation within thirty days after written notice thereof has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in connection with any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation, and as to any such other action as to which it shall not be a defense) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including the Board, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct under the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including the Board, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(c)           Non-Exclusivity of Rights.  The rights to indemnification and the payment of expenses incurred in connection with a Proceeding in advance of its final disposition conferred in this ARTICLE SEVENTH shall not be (and they shall not be deemed to be) exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Amended and Restated Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

(d)           Insurance.  The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, trustee, employee or agent of the Corporation or another corporation, or of a partnership, joint venture, trust or other enterprise against any expense, liability or loss (as such terms are used in this ARTICLE SEVENTH), whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

(e)           Impairment of Existing Rights.  Any repeal or modification of this ARTICLE SEVENTH shall not impair or otherwise affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.

(f)            Construction and Presumption.  This ARTICLE SEVENTH shall be liberally construed in favor of indemnification and the payment of expenses incurred in connection with a Proceeding in advance of its final disposition and there shall be a rebuttable presumption that a claimant under this ARTICLE SEVENTH is entitled to such indemnification and the Corporation shall bear the burden of proving by a preponderance of the evidence that such claimant is not so entitled to indemnification.

(g)           Confidentiality.  Any finding that a person asserting a claim for indemnification pursuant to this ARTICLE SEVENTH is not entitled to such indemnification, and any information which may support such finding, shall be held in confidence to the extent permitted by law and shall not be disclosed to any third party.

(h)           Severability.  If any provision of this ARTICLE SEVENTH shall be deemed invalid or unenforceable, the Corporation shall remain obligated to indemnity and advance expenses subject to all those provisions of this ARTICLE SEVENTH which are not invalid or unenforceable.

EIGHTH:  No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this ARTICLE EIGHTH shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit.  No amendment to or repeal of this ARTICLE EIGHTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

NINTH:  Any action required or permitted to be taken by the holders of any class or series of stock of the Corporation, including but not limited to the election of members of the Board of Directors, may be taken by written consent of at least a majority of all holders of such class or series of stock.

IN WITNESS WHEREOF, DFG Holdings, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by Jeffrey Weiss, Chairman of its Board of Directors and attested by Richard Dorfman, its Secretary on this 16th day of December 1998.

DFG HOLDINGS, INC.

	By:	/s/ Jeffrey Weiss
Jeffrey Weiss

ATTEST:

/s/ Richard Dorfman
Richard Dorfman